Exhibit 99.1
Masimo Reports Third Quarter 2017 Financial Results
Q3 2017 Highlights (compared to Q3 2016):

■	Total revenue, including royalty and other revenue increased 15.6% to $193.7 million.
■	Product revenue increased 13.1% to $181.3 million.
■	Masimo rainbow® revenue increased 19.9% to $21.5 million.
■	51,100 SET® and rainbow SET™ oximeters were shipped
■	Net income of $39.2 million, or $0.70 per diluted share versus $27.8 million, or $0.52 per diluted share in the year-ago period
Irvine, California, October 31, 2017 - Masimo (NASDAQ: MASI) today announced its financial results for the third quarter ended September 30, 2017.
Third quarter 2017 product revenue increased 13.1% to $181.3 million, compared to $160.3 million for the third quarter of fiscal year 2016, and total revenue, including royalty and other revenue, increased 15.6% to $193.7 million, up from $167.6 million for the third quarter of fiscal year 2016.
The Company’s worldwide direct product revenue in the third quarter of 2017 increased by $21.7 million compared to the same period in 2016 and represented 87.7% of product revenue. OEM sales, which accounted for 12.3% of product revenue, decreased by 3.0% to $22.2 million in the third quarter of 2017 compared to the same period in 2016. Revenue from sales of Masimo rainbow® products increased by 19.9% to $21.5 million in the third quarter of 2017, compared to the same period in 2016.
Net income for the third quarter of 2017 was $39.2 million, or $0.70 per diluted share, compared to net income of $27.8 million, or $0.52 per diluted share, in the third quarter of 2016.
During the third quarter of 2017, the Company shipped approximately 51,100 SET® pulse oximeters and rainbow SET™ Pulse CO-Oximeters™, excluding handheld and finger oximeters. Masimo estimates its worldwide installed base of oximetry as of September 30, 2017 to be 1,566,000 units, up 5.7% from 1,482,000 units as of October 1, 2016.
Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “We are happy to again report results that were above our projections, including a record high for shipments of our SET® Pulse Oximeters which reached 51,100. Our third quarter results reflect the success we are achieving with an expanding customer base as clinicians and patients globally appreciate the improved outcomes realized with our technologies. We are raising our guidance once more for fiscal 2017, with a positive outlook for the remainder of the year and the long-term, as we prepare to implement our new long-term plan in 2018.”
As of September 30, 2017, total cash and cash investments were $289.9 million compared to $306.0 million as of December 31, 2016. During the third quarter of 2017, the Company repurchased approximately 0.5 million shares at total cost of $45.3 million.
2017 Financial Guidance
Masimo today is updating its 2017 financial guidance. Masimo now expects fiscal 2017 total revenues to be approximately $774.0 million, up from $769.0 million. Total fiscal 2017 product and other revenues are now expected to be approximately $741.0 million, up from $736.0 million, while royalty revenues are expected to remain unchanged at approximately $33.0 million. Masimo now expects fiscal 2017 earnings per diluted share to be approximately $2.95, up from $2.80 per diluted share. Masimo will provide additional financial information during the conference call today. Each of the components of Masimo’s guidance set forth above is an estimate only and actual performance could differ.

Conference Call
Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the call will be available online from the investor relations page of the Company’s website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 1906046. After the live webcast, the call will be available on Masimo’s website through November 28, 2017. In addition, a telephonic replay of the call will be available through November 14, 2017. The replay dial-in numbers are (855) 859-2056 for domestic callers and +1 (404) 537-3406 for international callers. Please use reservation code 1906046.
About Masimo
Masimo (NASDAQ: MASI) is a global leader in innovative noninvasive monitoring technologies. Our mission is to improve patient outcomes and reduce the cost of care by taking noninvasive monitoring to new sites and applications. In 1995, the Company debuted Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, which has been shown in multiple studies to significantly reduce false alarms and accurately monitor for true alarms. Masimo SET® is estimated to be used on more than 100 million patients in leading hospitals and other healthcare settings around the world. In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®) and more recently, Oxygen Reserve Index (ORi™), in addition to SpO2, pulse rate and perfusion index (PI). In 2014, Masimo introduced Root®, an intuitive patient monitoring and connectivity platform with the Masimo Open Connect™ (MOC-9™) interface. Masimo is also taking an active leadership role in mobile health applications (mHealth) with products such as the Radius-7™ wearable patient monitor and the MightySat™ fingertip pulse oximeter. Additional information about Masimo and its products may be found at www.masimo.com.
Forward-Looking Statements
All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our expectations for full fiscal year 2017 total, product, royalty revenues and other, GAAP earnings per diluted share and our long-term outlook; demand for our products; anticipated revenue and earnings growth; our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; and demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET® and Masimo rainbow SET™ products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; our ongoing litigation and related matters; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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Investor Contact: Eli Kammerman	Media Contact: Irene Paigah
(949) 297-7077	(858) 859-7001
ekammerman@masimo.com	irenep@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care... by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI and ORI are trademarks or registered trademarks of Masimo Corporation

MASIMO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

	September 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$289,944	$305,970
Accounts receivable, net of allowance for doubtful accounts	110,614	101,667
Inventories	99,078	72,542
Other current assets	46,844	27,048
Total current assets	546,480	507,227
Deferred cost of goods sold	96,464	79,948
Property and equipment, net	164,579	135,996
Intangible assets, net	27,489	29,376
Goodwill	20,676	19,780
Deferred tax assets	39,029	38,975
Other non-current assets	11,354	9,223
Total assets	$906,071	$820,525
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$40,251	$34,334
Accrued compensation	34,660	43,180
Accrued and other current liabilities	40,189	104,654
Deferred revenue	57,369	38,198
Total current liabilities	172,469	220,366
Deferred revenue	261	25,336
Other non-current liabilities	16,059	14,587
Total liabilities	188,789	260,289
Commitments and contingencies
Stockholders’ equity
Common stock	52	50
Treasury stock	(449,537)	(404,276)
Additional paid-in capital	449,050	382,263
Accumulated other comprehensive loss	(2,757)	(7,027)
Retained earnings	720,474	589,226
Total stockholders’ equity	717,282	560,236
Total liabilities and stockholders’ equity	$906,071	$820,525

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Revenue:
Product	$181,271	$160,286	$542,170	$488,183
Royalty and other revenue	12,421	7,335	30,757	23,241
Total revenue	193,692	167,621	572,927	511,424
Cost of goods sold	65,027	57,499	191,692	171,954
Gross profit	128,665	110,122	381,235	339,470
Operating expenses:
Selling, general and administrative	65,390	57,845	197,339	184,244
Research and development	15,300	15,673	45,859	44,856
Total operating expenses	80,690	73,518	243,198	229,100
Operating income	47,975	36,604	138,037	110,370
Non-operating income (expense)	287	(546)	1,319	423
Income before provision for income taxes	48,262	36,058	139,356	110,793
Provision for income taxes	9,027	8,285	8,108	25,420
Net income	$39,235	$27,773	$131,248	$85,373

Net income per share:
Basic	$0.75	$0.56	$2.55	$1.73
Diluted	$0.70	$0.52	$2.35	$1.62

Weighted-average shares used in per share calculations:
Basic	52,079	49,477	51,469	49,386
Diluted	56,163	53,565	55,967	52,837
The following table presents details of the stock-based compensation expense that is included in each functional line item in the condensed consolidated statements of operations (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Cost of goods sold	$93	$122	$258	$269
Selling, general and administrative	4,049	2,540	8,684	7,314
Research and development	909	827	2,251	2,110
Total	$5,051	$3,489	$11,193	$9,693

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in thousands)

	Nine Months Ended
	September 30, 2017	October 1, 2016
Cash flows from operating activities:
Net income	$131,248	$85,373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,384	12,355
Stock-based compensation	11,192	9,693
Loss on disposal of property, equipment and intangibles	420	478
Gain on deconsolidation of variable interest entity	—	(273)
Provision for deferred income taxes	—	5,002
Changes in operating assets and liabilities:
Increase in accounts receivable	(17,277)	(13,398)
Increase in inventories	(25,998)	(5,092)
Increase in other current assets	(11,099)	(12,911)
Increase in deferred cost of goods sold	(16,166)	(11,278)
Increase in other non-current assets	(964)	(2,117)
Increase in accounts payable	3,748	9,386
Decrease in accrued compensation	(9,094)	(810)
Decrease in accrued liabilities	(66,918)	(384)
(Decrease) increase in deferred revenue	(5,905)	10,934
Increase in other non-current liabilities	1,456	1,072
Net cash provided by operating activities	9,027	88,030
Cash flows from investing activities:
Purchases of property and equipment, net	(37,830)	(13,697)
Increase in intangible assets	(2,220)	(3,969)
Acquisition of long-term investments	(1,145)	(200)
Reduction in cash resulting from deconsolidation of variable interest entity	—	(763)
Net cash used in investing activities	(41,195)	(18,629)
Cash flows from financing activities:
Borrowings under line of credit	—	45,000
Repayments on line of credit	—	(77,500)
Debt issuance costs	—	(621)
Repayments of capital lease obligations	(71)	(72)
Proceeds from issuance of common stock	55,709	26,063
Repurchases of common stock	(42,608)	(68,218)
Net cash provided by (used in) financing activities	13,030	(75,348)
Effect of foreign currency exchange rates on cash	3,112	(382)
Net decrease in cash and cash equivalents	(16,026)	(6,329)
Cash and cash equivalents at beginning of period	305,970	132,317
Cash and cash equivalents at end of period	$289,944	$125,988